UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                                Unica Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    904583101
                       -----------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 18 Pages

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 2 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Partners, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 3 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Partners, LLC
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited liability company
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  CO
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 4 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Accelerator Partners, LLC
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited liability company
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  CO
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 5 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Accelerator Partners, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 6 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Accelerator Fund, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 7 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit Accelerator Founders' Fund, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 904583101                   13G              Page 8 of 18 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Summit (SAF) Investors IV, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                    0 shares
                  --------------------------------------------------------------
  NUMBER OF             6     SHARED VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY        --------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH:                        0 shares
                  --------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 shares
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                          [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON (See Instructions)

                  PN
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

ITEM 1
            (a).  Name of Issuer: Unica Corporation

            (b). Address of Issuer's Principal Executive Offices: 170 Tracer Lane; Waltham, MA, 02451

ITEM 2

            (a). Names of Persons Filing: Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P. and Summit (SAF) Investors IV, L.P.

            Summit Partners, LLC is the sole general partner of each of Summit Accelerator Partners, L.P. and Summit (SAF) Investors IV, L.P. Summit Accelerator Partners, L.P. is the managing member of Summit Accelerator Partners, LLC. Summit Accelerator Partners, LLC is the sole general partner of each of Summit Accelerator Fund, L.P. and Summit Accelerator Founders' Fund, L.P. Summit Partners, L.P. is the managing member of Summit Partners, LLC.

            (b).  Address of Principal Business Office or, if None, Residence:
            The address of the principal business office of Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., and Summit (SAF) Investors IV, L.P. is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

            (c). Citizenship: Each of Summit Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P. and Summit Accelerator Partners, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners, LLC and Summit Accelerator Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

            (d).  Title of Class of Securities: Common Stock, $0.01 par value

            (e).  CUSIP Number: 904583101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240 13d-2(b) or (c), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.




                               Page 9 of 18 Pages

            (a)   Amount Beneficially Owned:

                  Each of Summit Partners, L.P., Summit Partners, LLC, Summit Accelerator Partners, LLC, Summit Accelerator Partners, L.P., Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., and Summit (SAF) Investors IV, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 0 shares of Common Stock as of December 31, 2007.

                  As of December 31, 2007, Summit Accelerator Fund, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit Accelerator Founders' Fund, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit (SAF) Investors IV, L.P. was the record owner of 0 shares of Common Stock. The shares held of record by Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 0 shares of Common Stock.

            (b)   Percent of Class:

                  Summit Partners, L.P.:  0%
                  Summit Partners, LLC:  0%
                  Summit Accelerator Partners, LLC:  0%
                  Summit Accelerator Partners, L.P.:  0%
                  Summit Accelerator Fund, L.P.:  0%
                  Summit Accelerator Founders' Fund, L.P.:  0%
                  Summit (SAF) Investors IV, L.P.:  0%

                  The foregoing percentages are calculated based on the 20,210,975 shares of Common Stock reported to be outstanding in a Annual Report on Form 10-K for Unica Corporation for the fiscal year ended September 30, 2007.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  Shared power to vote or to direct the vote:

                        0 shares for each reporting person

                  (iii) Sole power to dispose or direct the disposition of:





                              Page 10 of 18 Pages

                        0 shares for each reporting person

                  (iv)  Shared power to dispose or direct the disposition of:

                        0 shares for each reporting person

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).













                              Page 11 of 18 Pages

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2008.


SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:              *                       By: Summit Master Company, LLC
    ------------------------
    Member
                                         By:              *
                                             ------------------------
                                             Member

SUMMIT ACCELERATOR FUND, L.P.            SUMMIT ACCELERATOR FOUNDERS' FUND, L.P.

By: Summit Accelerator Partners, LLC     By: Summit Accelerator Partners, LLC

By: Summit Accelerator Management, L.P.  By: Summit Accelerator Management, L.P.

By: Summit Accelerator Management, LLC   By: Summit Accelerator Management, LLC

By: Summit Partners, LLC                 By: Summit Partners, LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:              *
    ------------------------             By:              *
    General Partner                          ------------------------
                                             General Partner

                                         SUMMIT (SAF) INVESTORS IV, L.P.
SUMMIT ACCELERATOR PARTNERS, L.L.C.
                                         By: Summit Partners, LLC
By: Summit Accelerator Management, L.P.
                                         By: Summit Partners, L.P.
By: Summit Accelerator Management, LLC
                                         By: Summit Master Company, LLC
By: Summit Partners, LLC
                                         By:              *
By: Summit Partners, L.P.                    ------------------------
                                             General Partner
By: Summit Master Company, LLC

By:              *
    ------------------------
    General Partner

                              Page 12 of 18 Pages

SUMMIT ACCELERATOR PARTNERS, L.P.

By: Summit Partners, LLC

By:              *
    ------------------------
    General Partner



                                         *By:  /s/  Robin W. Devereux
                                             ------------------------
                                             Robin W. Devereux
                                             Power of Attorney for
                                             Bruce R. Evans













--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 13 of 18 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Unica Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this __th day of February, 2008.



SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:              *                       By: Summit Master Company, LLC
    ------------------------
    Member
                                         By:              *
                                             ------------------------
                                             Member

SUMMIT ACCELERATOR FUND, L.P.            SUMMIT ACCELERATOR FOUNDERS' FUND, L.P.

By: Summit Accelerator Partners, LLC     By: Summit Accelerator Partners, LLC

By: Summit Accelerator Management, L.P.  By: Summit Accelerator Management, L.P.

By: Summit Accelerator Management, LLC   By: Summit Accelerator Management, LLC

By: Summit Partners, LLC                 By: Summit Partners, LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:              *
    ------------------------             By:              *
    General Partner                          ------------------------
                                             General Partner



                              Page 14 of 18 Pages

SUMMIT ACCELERATOR PARTNERS, L.L.C.      SUMMIT (SAF) INVESTORS IV, L.P.

By: Summit Accelerator Management, L.P.  By: Summit Partners, LLC

By: Summit Accelerator Management, LLC   By: Summit Partners, L.P.

By: Summit Partners, LLC                 By: Summit Master Company, LLC

By: Summit Partners, L.P.                By:              *
                                             ------------------------
By: Summit Master Company, LLC               General Partner

By:              *
    ------------------------
    General Partner


SUMMIT ACCELERATOR PARTNERS, L.P.

By: Summit Partners, LLC

By:              *
    ------------------------
    General Partner



                                         *By:  /s/  Robin W. Devereux
                                             ------------------------
                                             Robin W. Devereux
                                             Power of Attorney for
                                             Bruce R. Evans







--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.





                              Page 15 of 18 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

      E. Roe Stamps, IV,                  Joseph F. Trustey,
      Stephen G. Woodsum,                 Kevin P. Mohan,
      Gregory M. Avis,                    Peter Y. Chung,
      Martin J. Mannion,                  Scott C. Collins and
      Bruce R. Evans,                     Robin W. Devereux
      Thomas S. Roberts,
      Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

            (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

            (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.

                     [Exhibit A and Signature Pages Follow]






                              Page 16 of 18 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

--------------------------------------------------------------------------------
Summit Ventures, L.P.                    Summit Partners Blocker, Inc.
--------------------------------------------------------------------------------
Summit Ventures II, L.P.                 Summit Partners FF Corp
--------------------------------------------------------------------------------
SV Eurofund, C.V.                        Summit Partners Holdings, L.P.
--------------------------------------------------------------------------------
Summit Ventures III, L.P.                Summit Partners II, L.P.
--------------------------------------------------------------------------------
Summit Ventures IV, L.P.                 Summit Partners III, L.P.
--------------------------------------------------------------------------------
Summit Ventures V, L.P.                  Summit Partners IV, L.P.
--------------------------------------------------------------------------------
Summit V Companion Fund, L.P.            Summit Partners LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund, L.P.             Summit Partners SD II, LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund QP, L.P.          Summit Partners SD, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-A, L.P.               Summit Partners V, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-B, L.P.               Summit Partners VI (GP), L.P.
--------------------------------------------------------------------------------
Summit VI Advisors Fund, L.P.            Summit Partners VI (GP), LLC
--------------------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P.        SV International, L.P.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund, L.P.      SWC Holdings Co.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund II, L.P.   Summit Investment Holdings Trust
--------------------------------------------------------------------------------
Summit Accelerator Fund, L.P.            Summit Investment Holdings Trust II
--------------------------------------------------------------------------------
Summit Founders' Fund, L.P.              Summit Investors Holdings Trust
--------------------------------------------------------------------------------
Summit Founders' Fund II, L.P.           Summit Master Company, LLC
--------------------------------------------------------------------------------
Summit Accelerator Founders' Fund,       Summit Partners Holding GmBh
L.P.
--------------------------------------------------------------------------------
Summit Investors, L.P.                   Summit Partners Sarl
--------------------------------------------------------------------------------
Summit Investors II, L.P.                Summit Partners, L.P.
--------------------------------------------------------------------------------
Summit Investors III, L.P.               Summit Partners, Ltd.
--------------------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.          Summit UK Advisory LLC
--------------------------------------------------------------------------------
Summit Investors VI, L.P.                Summit/Meditech LLC
--------------------------------------------------------------------------------
Summit Incentive Plan, L.P.              SV VI-B Bennington Blocker Corp
--------------------------------------------------------------------------------
Summit Incentive Plan II, L.P.           SV VI-B Bennington Holdings LP
--------------------------------------------------------------------------------
SP (1984), LP (f/k/a Summit Partners,    SD II Bennington Blocker Corp
L.P.)
--------------------------------------------------------------------------------
S-K Investment Corp                      SV VI-B Commnet Common  Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co.                    SV VI-B Commnet Holdings, L.P.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. II                 SV VI-B Commnet Preferred Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. III                SV VI-B Eyeglass Common Blocker
--------------------------------------------------------------------------------
Stamps, Woodsum &Co. IV                  SV VI-B Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Management, LLC       SV VI-B Eyeglass Preferred Blocker
--------------------------------------------------------------------------------
Summit Accelerator Management, LP        SD II Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Partners, LLC
--------------------------------------------------------------------------------
Summit Accelerator Partners, LP
--------------------------------------------------------------------------------



                              Page 17 of 18 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of August, 2004.


                                                    /s/ Bruce R. Evans
                                                    ----------------------------
                                                    Bruce R. Evans

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 10th day of August, 2004, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                                    /s/ Cynthia R. Freedman
                                                    ----------------------------
                                                    Notary Public





















                              Page 18 of 18 Pages